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                                                                  EXHIBIT 8.1


                  [Wachtell, Lipton, Rosen & Katz Letterhead]



                               December 12, 1996



Magna Group, Inc.
One Magna Place
1401 South Brentwood Boulevard
St. Louis, Missouri  63144

Ladies/Gentlemen:

         We have acted as special counsel to Magna Group, Inc., a Delaware corporation ("Magna"), in connection with the proposed merger (the "Merger") of Homeland Bankshares Corporation, an Iowa corporation ("Homeland") with and into HBC Acquisition Sub Inc., an Iowa corporation and a direct wholly-owned subsidiary of Magna, upon the terms and conditions set forth in the Agreement and Plan of Reorganization and the Plan of Merger dated as of August 30, 1996 by and between Magna and Homeland (the "Agreement"). At your request, in connection with the closing of the Merger, we are rendering our opinion concerning certain federal income tax consequences of the Merger.

         For purposes of the opinion set forth below, we have relied, with the consent of Magna and the consent of Homeland, upon the accuracy and completeness of the statements and representations (which statements and representations we have neither investigated nor verified) contained, respectively, in the certificates of the officers of Magna, Merger Sub and Homeland (copies of which are attached hereto and which are incorporated herein by reference), and have assumed that such certificates will be complete and accurate as of the Effective Time. We have also relied upon the accuracy of the Registration Statement on Form S-4 (the "Registration


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Magna Corporation
December 12, 1996
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Statement") and the Proxy Statement-Prospectus (together, the "Proxy Statement")
filed with the Securities Exchange Commission, as amended through the date hereof, in connection with the Merger. Any capitalized term used and not defined herein has the meaning given to it in the Proxy Statement or the appendices thereto (including the Agreement).

         We have also assumed that the transactions contemplated by the Agreement will be consummated in accordance therewith and as described in the Proxy Statement and that the Merger will qualify as a statutory merger under the applicable laws of the State of Iowa.

         Based upon and subject to the foregoing, the discussion contained in the Proxy Statement under the caption "Certain Federal Income Tax Consequences", except as otherwise indicated, represents our opinion as to the material federal income tax consequences of the Merger under currently applicable law.

         We hereby consent to the filing of this opinion with the Securities and Exchange Commission as an exhibit to the Registration Statement, and to the reference to this opinion under the caption "SUMMARY -- Certain Federal Income Tax Consequences", under the caption "THE MERGER -- Certain Federal Income Tax Consequences" and elsewhere in the Proxy Statement. In giving such consent, we do not hereby admit that we are in the category of persons whose consent is required under Section 7 of the Securities Act of 1933, as amended.

                                             Very truly yours,


                                             /s/ Wachtell, Lipton, Rosen & Katz